Exhibit 99.1

Vermillion Reports Fourth Quarter and Full Year 2013 Results

AUSTIN, Texas — March 6, 2014 — Vermillion, Inc. (NASDAQ: VRML), a multivariate diagnostics company focused on gynecologic cancers and women’s health, reported on its results for the fourth quarter and full year ended December 31, 2013.

Q4 and 2013 Key Developments

•	OVA1® product revenue increased 29% to $2.1 million in 2013 versus 2012 due primarily to improved claims resolution and higher realized revenue per test.
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For the full year 2013, OVA1 tests totaled 17,004 tests, up 3% from 16,460 in 2012. For areas where Vermillion sales representatives called on physician offices, volumes increased by more than 15% from 2012.

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At December 31, 2013, the company's cash and cash equivalents totaled approximately $29.5 million, up from $8.0 million at the end of the previous year. The increase included $17.6 million received in connection with the exercise of common stock warrants in December 2013.

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During December 2013, the Center for Medicare & Medicaid Services (CMS) issued its final Clinical Lab Fee Schedule determinations. The guidance specifies that pricing for OVA1 will be determined using a market value based method (Gap-Fill). This resolved a significant market concern regarding the methodology for pricing OVA1. Vermillion will next pursue a national price through CMS for its OVA1 test in 2014.

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Two clinical publications in the quarter provided additional evidence to help physicians and health care providers understand the clinical value of OVA1. One study showed the positive performance of OVA1 in triage of women with early-stage cancer compared to today’s standard of care. The second study assessed the value of integrating OVA1 into standard care practices to help assure a gynecologic oncologist is consulted when a woman is at higher risk for an ovarian malignancy.

•	James T. LaFrance joined the company’s board and was elected chairman, bringing almost 30 years of diagnostic industry experience to the company’s board of directors.
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Marian E. Sacco joined Vermillion as senior vice president of sales and marketing and chief commercial officer. She brings more than 25 years of diagnostics experience in product development, worldwide marketing, operations and sales management in both private and public companies focused on women’s health and oncology.

Q4 2013 Financial Results

Total revenue in the fourth quarter of 2013 increased 39% to $1.6 million from $1.1 million in the same year-ago quarter. Fourth quarter of 2013 revenue was comprised of $1.5 million in OVA1® product revenue and $113,000 in license revenue.

The OVA1 product revenue in both quarters includes an additional royalty component of revenue based on 33% of the Quest Diagnostics gross margin on OVA1 tests. Vermillion recognizes this portion of revenue when it is reported by Quest Diagnostics in a ‘true-up’ after the end of the calendar year.

Fourth quarter of 2013 product revenue was comprised of $211,000 from 4,218 OVA1 tests performed (at the fixed $50 per test) and $1.3 million from the 33% royalty on 16,745 OVA1 tests reported by Quest Diagnostics as resolved in 2013. The resolved tests include both reimbursed and unreimbursed tests for which Quest Diagnostics considers the payment status as final.

By comparison, revenue in the fourth quarter of 2012 included $213,000 of product revenue from 4,260 OVA1 tests performed (at the fixed $50 per test), and $816,000 from the 33% royalty on 13,709 OVA1 tests reported by Quest Diagnostics as resolved in 2012.

Total operating expenses in the fourth quarter of 2013 increased to $3.3 million from $2.4 million in the same year-ago quarter. The increase was primarily due to expanded research and development headcount and Johns Hopkins University collaboration costs to advance Vermillion’s platform migration and next generation test.

Net loss for the fourth quarter was $1.8 million or $(0.07) per share, as compared to a net loss of $1.4 million or $(0.09) per share in the same year-ago quarter.

Full Year 2013 Financial Results

Total revenue for the full year of 2013 increased 23% to $2.6 million from $2.1 million in 2012. Total revenue in 2013 was comprised of $2.1 million in product revenue from OVA1 and $454,000 in license revenue. Product revenue from OVA1 in 2013 included $851,000 from 17,004 OVA1 tests performed (at the fixed $50 per test) and $1.3 million from the 33% royalty reported by Quest Diagnostics for 2013.

By comparison, revenue in 2012 was comprised of $1.6 million in product revenue from OVA1 and $454,000 in license revenue. Product revenue from OVA1 in 2012 included $824,000 from 16,460 OVA1 tests performed (at the fixed $50 per test) and $816,000 from the 33% royalty reported by Quest Diagnostics for 2012.

For the full year of 2013, total operating expenses were $11.3 million as compared to $11.4 million in 2012.

For the full year of 2013, net loss was $8.8 million or $(0.42) per share as compared to a net loss of $7.1 million or $(0.48) per share in 2012. The prior year included one-time gains on a sale of an instrument business and a litigation settlement totaling $2.5 million.

As of December 31, 2013, cash and equivalents totaled $29.5 million. The company utilized $2.9 million in cash in the fourth quarter of 2013, and expects between $3.5 million and $4.0 million in cash outlay during the first quarter of 2014. The expected increase is due to ongoing costs of the company’s research and development programs, as well as expansion of its sales force in 2014.

Management Commentary

“Our revenue growth in 2013 demonstrates the value of Vermillion’s increased efforts in directly promoting the use of OVA1 in the U.S. market,” said Thomas McLain, Vermillion’s president and CEO. “With the knowledge and experience gained during the year, we plan to significantly expand our sales efforts in 2014. While we will continue to partner with Quest Diagnostics to make OVA1 available in the U.S., we expect that our direct efforts will lead to a higher volume of tests and increased revenue per test. We plan to apply the proceeds from the warrant exercise in December to support this expanded direct commercialization effort, as well as advance our next-generation ovarian cancer diagnostic.”

Conference Call and Webcast

Vermillion will hold a conference call to discuss its fourth quarter and full year results later today, Thursday, March 6, 2014, at 4:30 p.m. Eastern time.  Vermillion’s President and CEO Thomas McLain will host the call, followed by a question and answer period.

Date: Thursday, March 6, 2014

Time: 4:30 p.m. Eastern time (3:30 p.m. Central time)

Dial-in number: 1-800-763-6049

International dial-in number: 1-212-231-2932

Conference ID: 21709303

Webcast: http://edge.media-server.com/m/p/ee5rni5o/lan/en

The conference call will be webcast live and available for replay via the investor section of the company's website at www.vermillion.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available approximately two hours after the call until March 20, 2014.

Toll-free replay number: 1-800-633-8284

International replay number: 1-402-977-9140

Replay ID: 21709303

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in gynecologic oncology and women's health.

The company's lead diagnostic, OVA1®, is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using an innovative algorithmic approach. As the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, OVA1 represents a new class of software-based diagnostics. For additional information, including published clinical trials, visit www.vermillion.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties including statements regarding Vermillion's expected cash outlay and Vermillion’s ability to regain traction in reimbursement. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this press release are based on Vermillion's expectations as of the date of this press release. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ from those projected in such forward-looking statements include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third-party payers such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty whether the trading in Vermillion's stock will become significantly less liquid; and (7) other factors that are described in Vermillion's Form 10-Q for the quarter ended March 31, 2013 filed with the Securities and Exchange Commission (the “SEC”). Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in Vermillion’s most recent reports on Form 10-K and Form 10-Q filed with the SEC. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov and on Vermillion’s website in “SEC Filings” under the Investors tab at www.vermillion.com.

Investor Relations Contact:

Liolios Group, Inc.

Ron Both

Tel 1-949-574-3860

vrml@liolios.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$29,504	$8,007
Accounts receivable	373	137
Prepaid expenses and other current assets	372	348
Total current assets	30,249	8,492
Property and equipment, net	391	142
Total assets	$30,640	$8,634

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$541	$525
Accrued liabilities	1,283	1,074
Short-term debt	1,106	1,106
Deferred revenue	628	492
Total current liabilities	3,558	3,197
Non-current liabilities:
Long-term deferred revenue	316	770
Total liabilities	3,874	3,967
Commitments and contingencies (Note 7)
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at December 31, 2013 and 2012	-	-
Common stock, $0.001 par value, 150,000,000 shares authorized; 35,825,673 and 15,200,079 shares issued and outstanding at December 31, 2013 and 2012, respectively	36	15
Additional paid-in capital	358,994	328,097
Accumulated deficit	(332,264)	(323,445)
Total stockholders’ equity	26,766	4,667
Total liabilities and stockholders’ equity	$30,640	$8,634

Vermillion, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenue:
Product	$1,472	$1,029	$2,112	$1,640
License	113	113	454	454
Total revenue	1,585	1,142	2,566	2,094
Cost of revenue:
Product	74	32	170	131
Total cost of revenue	74	32	170	131
Gross profit	1,511	1,110	2,396	1,963
Operating expenses:
Research and development(1)	1,004	333	2,595	2,216
Sales and marketing(2)	1,308	931	4,480	4,653
General and administrative(3)	1,024	1,127	4,184	4,508
Total operating expenses	3,336	2,391	11,259	11,377
Loss from operations	(1,825)	(1,281)	(8,863)	(9,414)
Interest income	8	5	23	28
Interest expense	-	(9)	-	(206)
Gain on sale of instrument business	-	-	-	1,830
Gain on litigation settlement, net	-	-	-	710
Reorganization items	-	-	-	88
Other expense, net	-	(90)	21	(182)
Loss before income taxes	(1,817)	(1,375)	(8,819)	(7,146)
Income tax benefit (expense)	-	-	-	-
Net loss	$(1,817)	$(1,375)	$(8,819)	$(7,146)

Loss per share - basic and diluted	$(0.07)	$(0.09)	$(0.42)	$(0.48)
Weighted average common shares used to compute basic and diluted net loss per common share	25,241,605	15,124,012	20,926,336	15,010,868

Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$32	$28	$76	$127
(2) Sales and marketing	45	55	163	203
(3) General and administrative	494	413	637	965